EXHIBIT (a)(19)

Text of Email to Eligible Option Holders Providing Summary Financial Information

Subject: Additional Financial Information Relating to Exchange Offer

To supplement the other materials we have provided you, we are attaching to this email certain financial information relating to World Wrestling Entertainment, Inc. This information summarized financial information contained in public filings made by the Company, but this summary financial information may be helpful to your evaluation of the exchange offer. As you know, the deadline for turning in your letter of transmittal if you want to participate in the offer is Thursday, January 15, 2004.

In addition, we wish to highlight recent changes in the market price of the Company’s Common Stock, which is traded on the New York Stock Exchange. On December 15, 2003, the day before the offer commenced, the closing price of our Common Stock on the NYSE was $12.80. The closing price on January 6, 2004 was $13.88. The exercise price of your eligible options is $17.00 per share. In connection with your decision to participate in the offer, you should review the terms of the offer described in the offering documents that were provided to you, including the examples provided in the response to Question No. 12 on page 6 of the Offer to Exchange, in light of this increase in the trading price of our stock.

Finally, we wish to clarify that, although the Company will seek stockholder approval at its September 2004 Annual Meeting of the restricted stock unit awards to be made in connection with the offering, stockholder approval is not a condition to the closing of the offering. If you tender your eligible options in the offer, you will receive Restricted Stock Unit Awards or, if elected, cash payments, promptly after expiration of the offer. This and other technical clarifications are specifically addressed in an amendment to the Company’s Schedule TO filed with the Securities Exchange Commission on January 8, 2004.

Summary Financial Information. The following tables present certain summary financial information of the Company and its consolidated subsidiaries for the periods indicated. The statements of operations summary information for the years ended April 30, 2003, 2002 and 2001 and the balance sheet summary information as of April 30, 2003 and 2002 have been derived from, and are qualified by reference to, the audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended April 30, 2003, which is incorporated herein by reference. The summary financial information as of and for the three and six month periods ended October 24, 2003 and for the three and six month periods ended October 25, 2002 have been derived from, and are qualified by reference to, the unaudited interim consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended October 24, 2003, which is incorporated herein by reference.

World Wrestling Entertainment, Inc.
Balance Sheet Summary Information
($’s in thousands, except per share data)

	As of April 30,		As of October 24,

	2003	2002	2003

			(Unaudited)
CURRENT ASSETS	$361,254	$419,032	$357,986
NON-CURRENT ASSETS	$76,003	$76,320	$76,154
CURRENT LIABILITIES	$86,172	$96,612	$88,378
NON-CURRENT LIABILITIES	$9,126	$9,302	$8,716
BOOK VALUE PER SHARE			$4.93

World Wrestling Entertainment, Inc.
Statements of Operations Summary Information
($’s in thousands, except per share data)

	Year Ended April 30,			Three Months Ended		Six Months Ended

				October 24,	October 25,	October 24,	October 25,
	2003	2002	2001	2003	2002	2003	2002

				(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

REVENUES	$374,264	$409,622	$438,139	$94,431	$90,323	$169,106	$175,772
COST OF REVENUES	$237,343	$251,124	$249,308	$52,227	$62,172	$101,488	$118,790
INCOME FROM CONTINUING OPERATIONS	$16,362	$42,498	$64,526	$16,884	$260	$19,692	$4,115
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	$(35,557)	$(265)	$(48,539)	$266	$(1,863)	$108	$(3,190)
NET INCOME (LOSS)	$(19,195)	$42,233	$15,987	$17,150	$(1,603)	$19,800	$925
EARNINGS (LOSS) PER COMMON SHARE — BASIC & DILUTED:
CONTINUING OPERATIONS	$0.23	$0.58	$0.90	$0.25	$—	$0.29	$0.06
DISCONTINUED OPERATIONS	$(0.50)	$—	$(0.67)	$—	$(0.03)	$—	$(0.05)
NET INCOME (LOSS)	$(0.27)	$0.58	$0.22	$0.25	$(0.02)	$0.29	$0.01